CORPORATE INTEGRITY AGREEMENT
BETWEEN THE
OFFICE OF INSPECTOR GENERAL
OF THE
DEPARTMENT OF HEALTH AND HUMAN SERVICES
AND
AMERIGROUP CORPORATION

I. PREAMBLE

Amerigroup Corporation and its subsidiaries (Amerigroup) hereby enter into this Corporate Integrity Agreement (CIA) with the Office of Inspector General (OIG) of the United States Department of Health and Human Services (HHS) to promote compliance with the statutes, regulations, and written directives of Medicare, Medicaid, and all other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) (Federal health care program requirements). Contemporaneously with this CIA, Amerigroup is entering into a Settlement Agreement with the United States and the State of Illinois.

Amerigroup established a corporate compliance program (Program) that included a Corporate Compliance Officer, a Compliance Committee, training and education program, and confidential reporting hotline. Prior to entering into this CIA, enhancements to the Program included establishing Executive and Operational Compliance Committees, Marketing Integrity Programs, a screening methodology for prospective employees, a Code of Business Conduct and Ethics, Risk Control, and Compliance Officers throughout the organization, and various policies and procedures aimed at ensuring that Amerigroup’s participation in the Federal health care programs conforms to all applicable statutes, regulations, and other legal requirements.

II. TERM AND SCOPE OF THE CIA

A. The period of the compliance obligations assumed by Amerigroup under this CIA shall be five years from the effective date of this CIA, unless otherwise specified. The effective date shall be the date on which the final signatory of this CIA executes this CIA (Effective Date). Each one-year period, beginning with the one-year period following the Effective Date, shall be referred to as a “Reporting Period.”B. Sections VII, IX, X, and XI shall expire no later than 120 days after OIG=s receipt of: (1) Amerigroup’s final annual report; or (2) any additional materials submitted by Amerigroup pursuant to OIG’s request, whichever is later.

C. The scope of this CIA shall be governed by the following definitions:

1. “Covered Persons” includes:

a. all natural persons who are owners (other than shareholders who: (1) have an ownership interest of less than 5%; and (2) acquired the ownership interest through public trading), officers, directors, and employees of Amerigroup; and
b. all contractors, subcontractors, agents, and other persons who provide direct enrollment or marketing functions, or who make any requests for payment or funding from any governmental agency, on behalf of Amerigroup.

Notwithstanding the above, this term does not include part-time or per diem employees, contractors, subcontractors, agents, and other persons who are not reasonably expected to work more than 160 hours per year, except that any such individuals shall become “Covered Persons” at the point when they work more than 160 hours during the calendar year.
2. “Relevant Covered Persons” includes all officers and directors of Amerigroup, and all Covered Persons who are engaged in direct enrollment or marketing functions, or who make any requests for payment or funding from any governmental agency, on behalf of Amerigroup.
3. “Managed Care Plan” or “Plan” includes any subsidiary of Amerigroup contracting with any Medicaid program, an eligible organization with a contract under section 1876 of the Social Security Act (Act), or an organization with a contract under part C of title XVIII of the Act.

III. CORPORATE INTEGRITY OBLIGATIONS

Amerigroup shall establish and maintain a Compliance Program that includes the following elements:

A. Compliance Officers and Committees.

1. Corporate Compliance Officer. Amerigroup currently has and shall maintain a Corporate Compliance Officer for the term of the CIA. The Corporate Compliance Officer shall be responsible for developing and implementing policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CIA and with Federal health care program requirements. The Corporate Compliance Officer shall be a member of senior management of Amerigroup, shall make periodic (at least quarterly) reports regarding compliance matters directly to the Board of Directors of Amerigroup or the Nominating and Corporate Governance Subcommittee of the Board of Directors (Board Committee) and shall be authorized to report on such matters to the Board of Directors or the Board Committee at any time. The Corporate Compliance Officer shall not be or be subordinate to the General Counsel or Chief Financial Officer. The Corporate Compliance Officer shall be responsible for monitoring the day-to-day compliance activities engaged in by Amerigroup as well as for any reporting obligations created under this CIA.

Amerigroup shall report to OIG, in writing, any changes in the identity or position description of the Corporate Compliance Officer, or any actions or changes that would affect the Corporate Compliance Officer’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

2. Plan Compliance Officers. Within 90 days after the Effective Date, Amerigroup shall appoint, and shall maintain during the term of the CIA, individuals to serve as compliance officers for each of Amerigroup’s Managed Care Plans (Plan Compliance Officers). Each Plan Compliance Officer shall be responsible for chairing compliance committees maintained at the subsidiary level (Plan Compliance Committees), implementing policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CIA, the Managed Care Plan’s contracts with Medicare and/or Medicaid, and Federal health care program requirements for the applicable Plan, and shall monitor the day-to-day compliance activities of the applicable Plan. The Plan Compliance Officers shall be members of the Amerigroup Compliance Department, and shall be independent from Amerigroup’s Legal Department. Amerigroup shall report to OIG, in writing, any changes in the identity or position description of any Plan Compliance Officers, or any actions or changes that would affect any Plan Compliance Officer’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.3. Corporate Compliance Committee. Within 90 days after the Effective Date, Amerigroup shall appoint a Corporate Compliance Committee (Committee). The Committee shall, at a minimum, include the Corporate Compliance Officer and other members of senior management necessary to meet the requirements of this CIA (e.g., senior executives of relevant departments, such as those departments that make any requests for payment or funding from any governmental agency, medical management, human resources, audit, and operations). The Corporate Compliance Officer shall chair the Committee and the Committee shall support the Corporate Compliance Officer in fulfilling his/her responsibilities (e.g., shall assist in the analysis of the organization’s risk areas and shall oversee monitoring of internal and external audits and investigations).

Amerigroup shall report to OIG, in writing, any changes in the composition of the Committee, or any actions or changes that would affect the Committee’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

4. Compliance Committee of the Board of Directors. Amerigroup’s Board of Directors has established, and shall maintain during the term of the CIA, a Compliance Committee comprised of independent directors and at least one outside director of Amerigroup (the “Nominating and Corporate Governance Subcommittee,” or “Board Committee”). The Board Committee shall be responsible for the review and oversight of matters related to compliance with the requirements of Federal health care programs and the obligations of this CIA. The Board Committee shall, at a minimum, be responsible for the following:

a. The Board Committee shall meet at least quarterly and shall review and oversee Amerigroup’s Compliance Program, including but not limited to the performance of the Corporate Compliance Officer, Plan Compliance Officers, the Compliance Department, the Committee, and the Plan Compliance Committees.
b. The Board Committee shall arrange for the performance of a review on the effectiveness of Amerigroup’s Compliance Program (Compliance Program Review) for each Reporting Period of the CIA and shall review the results of the Compliance Program Review as part of the review and assessment of Amerigroup’s Compliance Program. A copy of the Compliance Program Review Report shallbe provided to OIG in each Annual Report submitted by Amerigroup.
c. The Board Committee shall retain an independent and objective individual or entity with expertise in compliance with the applicable Federal health care program requirements (Compliance Expert). The Compliance Expert shall assist the Board Committee by creating a work plan for the Compliance Program Review, overseeing the performance of the Compliance Program Review, and supporting the Board Committee’s responsibilities for reviewing and assessing Amerigroup’s Compliance Program.
d. For each Reporting Period of the CIA, the Board Committee shall adopt a resolution, signed by each individual member of the Board Committee, summarizing its review and oversight of Amerigroup’s compliance with the requirements of Federal health care programs and the obligations of this CIA.
At a minimum, the resolution shall include the following language:
“The Nominating and Corporate Governance Subcommittee of the Board of Directors has made reasonable and due inquiry into the operations of Amerigroup’s Compliance Program, including the performance of the Corporate Compliance Officer, Plan Compliance Officers, the Compliance Department, and the Corporate Compliance Committee. In addition, the Nominating and Corporate Governance Subcommittee of the Board of Directors has retained an independent expert in compliance with the applicable Federal health care program requirements to support the Committee’s responsibilities. The Nominating and Corporate Governance Subcommittee of the Board of Directors has also arranged for the performance of and reviewed the results of the Compliance Program Review. Based on all of these steps, the Nominating and Corporate Governance Subcommittee of the Board of Directors has concluded that, to the best of its knowledge, Amerigroup has implemented an effective Compliance Program to meet the applicable Federal health care program requirements and the CIA obligations.”If the Board Committee is unable to provide such a conclusion in the resolution, the Board shall include in the resolution a written explanation of the reasons why it is unable to provide the conclusion and the steps it is taking to implement an effective Compliance Program at Amerigroup.

Amerigroup shall report to OIG, in writing, any changes in the composition of the Board Committee, transfer of responsibilities to another committee of the Board of Directors, or any actions or changes that would affect the Board Committee=s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

5. Beneficiary Rights Ombudsman. Within 90 days after the Effective Date, Amerigroup shall appoint a Beneficiary Rights Ombudsman (BRO), who shall report to the Corporate Compliance Officer, and shall make periodic (at least quarterly) reports to the Committee and the Board Committee regarding beneficiary rights matters. The BRO shall be responsible for accepting, recording, remedying, and responding to comments, concerns, and complaints by Medicaid and Medicare beneficiaries and potential Plan enrollees in all states where Amerigroup operates Plans. The BRO shall also be responsible for ensuring that materials disseminated to potential enrollees and enrollees, as appropriate under the governing obligations of the state and federal agencies under which Amerigroup’s Managed Care Plans operate, contain information related to Amerigroup’s commitment not to discriminate against potential enrollees on the basis of health status. Such publications shall be made in locations and publications reasonably designed to reach members of the Medicare or Medicaid population and potential enrollees, such as state Medicaid customer service offices, Medicare customer service offices, as permitted under applicable state or federal contractual requirements for Managed Care Plans, and Amerigroup newsletters. The contact information for the filing or registering a complaint with the BRO shall be included in the information contained in such materials.

B. Written Standards.

1. Code of Conduct. Within 90 days after the Effective Date, Amerigroup shall develop, implement, and distribute a written Code of Conduct to all Covered Persons. Amerigroup shall make the promotion of, and adherence to, the Code of Conduct an element in evaluating the performance of all employees. The Code of Conduct shall, at a minimum, set forth:a. Amerigroup’s commitment to full compliance with all Federal health care program requirements;
b. Amerigroup’s requirement that all of its Covered Persons shall be expected to comply with all Federal health care program requirements and with Amerigroup’s own Policies and Procedures as implemented pursuant to Section III.B (including the requirements of this CIA);
c. the requirement that all of Amerigroup’s Covered Persons shall be expected to report to the Corporate Compliance Officer, or other appropriate individual designated by Amerigroup, suspected violations of any Federal health care program requirements or of Amerigroup’s own Policies and Procedures;
d. the possible consequences to both Amerigroup and Covered Persons of failure to comply with Federal health care program requirements and with Amerigroup’s own Policies and Procedures and the failure to report such noncompliance; and
e. the right of all individuals to use the Disclosure Program described in Section III.E, and Amerigroup’s commitment to nonretaliation and to maintain, as appropriate, confidentiality and anonymity with respect to such disclosures.

Within 90 days after the Effective Date, each Covered Person shall certify, in writing, that he or she has received, read, understood, and shall abide by Amerigroup’s Code of Conduct. New Covered Persons shall receive the Code of Conduct and shall complete the required certification within 90 days after becoming a Covered Person or within 90 days after the Effective Date, whichever is later.

Amerigroup shall periodically review the Code of Conduct to determine if revisions are appropriate and shall make any necessary revisions based on such review. Any revised Code of Conduct shall be distributed within 30 days after any revisions are finalized. Each Covered Person shall certify, in writing or in electronic form, that he or she has received, read, understood, and shall abide by the revised Code of Conduct within 30 days after the distribution of the revised Code of Conduct.2. Policies and Procedures. Within 90 days after the Effective Date, Amerigroup shall implement written Policies and Procedures regarding the operation of Amerigroup’s compliance program and its compliance with Federal health care program requirements. At a minimum, the Policies and Procedures shall address:

a. the subjects relating to the Code of Conduct identified in Section III.B.1;
b. Federal health care program requirements for Managed Care Plans, including but not limited to prohibitions on discrimination in enrollment and disenrollment;
c. Federal health care program requirements for marketing and advertising with respect to Managed Care Plans;
d. Federal health care program and contractual requirements imposed for enrollment procedures for Managed Care Plans; and
e. Amerigroup’s commitment to not discriminate against potential enrollees, including but not limited to a required review and approval by Amerigroup’s compliance, regulatory, and legal departments of any initiative developed at Amerigroup that affects or involves enrollment or disenrollment of Federal health care program beneficiaries or potential enrollees (Enrollment Initiatives).

Within 90 days after the Effective Date, the relevant portions of the Policies and Procedures shall be distributed to all individuals whose job functions relate to those Policies and Procedures. Appropriate and knowledgeable staff shall be available to explain the Policies and Procedures.

At least annually (and more frequently, if appropriate), Amerigroup shall assess and update, as necessary, the Policies and Procedures. Within 30 days after the effective date of any revisions, the relevant portions of any such revised Policies and Procedures shall be distributed to all individuals whose job functions relate to those Policies and Procedures.C. Training and Education.

1. General Training. Within 90 days after the Effective Date, Amerigroup shall provide at least two hours of General Training to each Covered Person. This training, at a minimum, shall explain Amerigroup’s:

a. CIA requirements; and

b. Compliance Program (including the Code of Conduct and the Policies and Procedures as they pertain to general compliance issues).

New Covered Persons shall receive the General Training described above within 60 days after becoming a Covered Person or within 90 days after the Effective Date, whichever is later. After receiving the initial General Training described above, each Covered Person shall receive at least one hour of General Training in each subsequent Reporting Period.

2. Specific Training. Within 90 days after the Effective Date, each Relevant Covered Person shall receive at least three hours of Specific Training in addition to the General Training required above. This Specific Training shall include a discussion of:

a. Federal health care program requirements prohibiting Managed Care Plans from discriminating against potential enrollees and enrollees;
b. Federal health care program requirements for marketing and advertising by Managed Care Plans, including but not limited to requirements for approval of marketing materials and permitted activities of sales representatives;
c. Contractual terms limiting and regulating marketing and advertising activities, specific to the states in which Amerigroup operates Managed Care Plans; and

d. Federal health care program and contractual requirements governing enrollment of potential enrollees in Managed Care Plans.New Relevant Covered Persons shall receive this training within 60 days after the beginning of their employment or becoming Relevant Covered Persons, or within 90 days after the Effective Date, whichever is later. An Amerigroup employee who has completed the Specific Training shall review a new Relevant Covered Person’s work until such time as the new Relevant Covered Person completes his or her Specific Training consistent with categories of work that trigger training in this Section.

After receiving the initial Specific Training described in this Section, each Relevant Covered Person shall receive at least two hours of Specific Training in each subsequent Reporting Period.

3. Certification. Each individual who is required to attend training shall certify, in writing, or in electronic form, if applicable, that he or she has received the required training. The certification shall specify the type of training received and the date received. The Corporate Compliance Officer (or designee) shall retain the certifications, along with all course materials. These shall be made available to OIG, upon request.

4. Qualifications of Trainer. Persons providing the training shall be knowledgeable about the subject area.

5. Update of Training. Amerigroup shall review the training annually, and, where appropriate, update the training to reflect changes in Federal health care program requirements, any issues discovered during internal audits or the IRO Reviews, and any other relevant information.

6. Computer-based Training. Amerigroup may provide the training required under this CIA through appropriate computer-based training approaches. If Amerigroup chooses to provide computer-based training, it shall make available appropriately qualified and knowledgeable staff or trainers to answer questions or provide additional information to the individuals receiving such training.

D. Review Procedures.

1. General Description.

a. Engagement of Independent Review Organization. Within 90 days after the Effective Date, Amerigroup shall engage an entity (orentities), such as an accounting, auditing, or consulting firm (hereinafter “Independent Review Organization” or “IRO”), to perform reviews to assist Amerigroup in assessing and evaluating its compliance with the requirements of Federal health care programs and certain other obligations pursuant to this CIA. The applicable requirements relating to the IRO are outlined in Appendix A to this CIA, which is incorporated by reference. The IRO shall review Amerigroup’s marketing activities on a quarterly basis during each Reporting Period (Marketing Review), and shall review Amerigroup’s Enrollment Initiatives on an annual basis for each Reporting Period (Enrollment Initiative Review).
b. Retention of Records. The IRO and Amerigroup shall retain and make available to OIG, upon request, all work papers, supporting documentation, correspondence, and draft reports (those exchanged between the IRO and Amerigroup) related to the reviews.

2. Marketing Review. The IRO shall review Amerigroup’s marketing and advertising activities for its Managed Care Plans in each state that permits enrollee self-selection of a Managed Care Plan in which Amerigroup operates a Managed Care Plan during the Reporting Period to determine whether such activities fulfill the applicable Federal health care program and contractual requirements, including but not limited to the requirements not to discriminate against potential enrollees and enrollees in 42 C.F.R §§ 438.6(d), 438.56, 417.124(d), 422.80(e), and 422.110, and the requirements found in 42 C.F.R. § 438.10. Specifically, the IRO shall determine whether any practices, policies, or procedures that Amerigroup has implemented have the effect of improperly discriminating against potential enrollees. Among other things, the IRO shall attend training sessions for sales representatives on an unannounced basis, interview members of senior management, marketing department managers, and sales representatives employed by Amerigroup, attend enrollment fairs and sites as “secret shoppers,” interview and survey Amerigroup enrollees regarding the enrollment process, and review Amerigroup’s marketing and advertising materials. Amerigroup shall provide to the IRO all correspondence, including but not limited to complaints and surveys, made to Amerigroup by enrollees or prospective enrollees, as well as all such correspondence provided to Amerigroup by any state on behalf of enrollees, prospective enrollees or state-employed “secret shoppers,” where such correspondence relates to the enrollment process or marketing by Amerigroup. Amerigroup shall annually request any such correspondence from each state in which it operates a Plan and shall provide suchcorrespondence to the IRO. The IRO shall interview and survey those individuals who can be identified in the correspondence regarding Amerigroup’s enrollment and marketing process. The IRO shall conduct its activities over the course of the Reporting Period. In addition to reviewing Amerigroup’s marketing activities generally, the IRO shall conduct a review, as described above, of any new marketing programs or initiatives implemented during the preceding quarter. The IRO shall review each state that permits enrollee self-selection of a Managed Care Plan in which Amerigroup operates a Managed Care Plan at least twice during each Reporting Period.

Within 120 days after the Effective Date, the IRO shall develop a proposed work plan for the Marketing Review for the first Reporting Period and shall deliver the proposed work plan to the OIG for review. Within 30 days of the beginning of each of the remaining Reporting Periods, the IRO shall deliver to OIG a proposed work plan for that Reporting Period. Within 30 days after OIG receives the proposed work plan, OIG will notify Amerigroup if the work plan is unacceptable. Absent notification from OIG that the work plan is unacceptable, the IRO may conduct the Marketing Review for the applicable Reporting Period using the work plan.

3. Marketing Review Report. The IRO shall prepare a report based upon the quarterly findings of the Marketing Review (Marketing Review Report). Information to be included in the Marketing Review Report is described in Appendix B.

4. Enrollment Initiative Review. For each Reporting Period, the IRO shall review Amerigroup’s compliance with its policy implemented pursuant to Section III.B.2.e, above, and shall review each new Enrollment Initiative and confirm that each required department reviewed and approved the Enrollment Initiative before it was implemented. In addition, the IRO shall determine whether the implementation of any Enrollment Initiative during the Reporting Period has the effect of improperly discriminating against potential enrollees or enrollees, including but not limited to any violation of 42 C.F.R §§ 438.6(d), 438.56, 417.124(d), and 422.110. The IRO’s review shall include but not be limited to a review of Plan materials and interviews and surveys necessary to determine whether the Enrollment Initiatives have the effect of improperly discriminating against potential enrollees or enrollees.

5. Enrollment Initiative Review Report. The IRO shall prepare a report based upon its findings in the Enrollment Initiative Review (Enrollment Initiative Review Report). Information to be included in the Enrollment Initiatives Review Report is described in Appendix B.6. Validation Review. In the event OIG has reason to believe that: (a) Amerigroup’s Marketing Review or Enrollment Initiative Review fails to conform to the requirements of this CIA; or (b) the IRO’s findings or Marketing Review or Enrollment Initiative Review results are inaccurate, OIG may, at its sole discretion, conduct its own review to determine whether the Marketing Review or Enrollment Initiative Review complied with the requirements of the CIA and/or the findings or Marketing Review or Enrollment Initiative Review results are inaccurate (Validation Review). Amerigroup shall pay for the reasonable cost of any such review performed by OIG or any of its designated agents. Any Validation Review of Reports submitted as part of Amerigroup’s final Annual Report shall be initiated no later than one year after Amerigroup’s final submission (as described in Section II) is received by OIG.

Prior to initiating a Validation Review, OIG shall notify Amerigroup of its intent to do so and provide a written explanation of why OIG believes such a review is necessary. To resolve any concerns raised by OIG, Amerigroup may request a meeting with OIG to: (a) discuss the results of any Marketing Review or Enrollment Initiative Review submissions or findings; (b) present any additional information to clarify the results of the Marketing Review or Enrollment Initiative Review or to correct the inaccuracy of the Marketing Review or Enrollment Initiative Review; and/or (c) propose alternatives to the proposed Validation Review. Amerigroup agrees to provide any additional information as may be requested by OIG under this Section III.D.6 in an expedited manner. OIG will attempt in good faith to resolve any Marketing Review or Enrollment Initiative Review issues with Amerigroup prior to conducting a Validation Review. However, the final determination as to whether or not to proceed with a Validation Review shall be made at the sole discretion of OIG.

7. Independence and Objectivity Certification. The IRO shall include in its report(s) to Amerigroup a certification or sworn affidavit that it has evaluated its professional independence and objectivity, as appropriate to the nature of the engagement, with regard to the Marketing Review or Enrollment Initiative Review and that it has concluded that it is, in fact, independent and objective.E. Disclosure Program.

Amerigroup has established a Disclosure Program that includes a mechanism (e.g., a toll-free compliance telephone line) to enable individuals to disclose, to the Corporate Compliance Officer or some other person who is not in the disclosing individual’s chain of command, any identified issues or questions associated with Amerigroup’s policies, conduct, practices, or procedures with respect to a Federal health care program believed by the individual to be a potential violation of criminal, civil, or administrative law. Amerigroup shall appropriately publicize the existence of the disclosure mechanism (e.g., via periodic e-mails to employees or by posting the information in prominent common areas).

The Disclosure Program shall emphasize a nonretribution, nonretaliation policy, and shall include a reporting mechanism for anonymous communications for which appropriate confidentiality shall be maintained. Upon receipt of a disclosure, the Corporate Compliance Officer (or designee) shall gather all relevant information from the disclosing individual. The Corporate Compliance Officer (or designee) shall make a preliminary, good faith inquiry into the allegations set forth in every disclosure to ensure that he or she has obtained all of the information necessary to determine whether a further review should be conducted. For any disclosure that is sufficiently specific so that it reasonably: (1) permits a determination of the appropriateness of the alleged improper practice; and (2) provides an opportunity for taking corrective action, Amerigroup shall conduct an internal review of the allegations set forth in the disclosure and ensure that proper follow-up is conducted.

The Corporate Compliance Officer (or designee) shall maintain a disclosure log, which shall include a record and summary of each disclosure received (whether anonymous or not), the status of the respective internal reviews, and any corrective action taken in response to the internal reviews. The disclosure log shall be made available to OIG upon request.

F. Ineligible Persons.

1. Definitions. For purposes of this CIA:

a. an “Ineligible Person” shall include an individual or entity who:

i. is currently excluded, debarred, suspended, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs; or
ii. has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.

b. “Exclusion Lists” include:

i. the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://www.oig.hhs.gov); and
ii. the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at http://www.epls.gov).

c. “Screened Persons” include prospective and current: (1) owners (other than shareholders who: (i) have an ownership interest of less than 5%; and (ii) acquired the ownership interest through public trading), (2) officers, (3) directors, (4) employees, (5) contractors, and (6) agents of Amerigroup.

2. Screening Requirements. Amerigroup shall ensure that all Screened Persons are not Ineligible Persons, by implementing the following screening requirements.

a. Amerigroup shall screen all Screened Persons against the Exclusion Lists prior to engaging their services and, as part of the hiring or contracting process, shall require such Screened Persons to disclose whether they are Ineligible Persons.
b. Amerigroup shall screen all Screened Persons against the Exclusion Lists within 90 days after the Effective Date and on an annual basis thereafter.c. Amerigroup shall implement a policy requiring all Screened Persons to disclose immediately any debarment, exclusion, suspension, or other event that makes that person an Ineligible Person.

Nothing in this Section affects the responsibility of (or liability for) Amerigroup to refrain from billing Federal health care programs for items or services furnished, ordered, or prescribed by an Ineligible Person. Amerigroup understands that items or services furnished by excluded persons are not payable by Federal health care programs and that Amerigroup may be liable for overpayments and/or criminal, civil, and administrative sanctions for employing or contracting with an excluded person regardless of whether Amerigroup meets the requirements of Section III.F.

3. Removal Requirement. If Amerigroup has actual notice that a Screened Person has become an Ineligible Person, Amerigroup shall remove such Screened Person from responsibility for, or involvement with, Amerigroup’s business operations related to the Federal health care programs and shall remove such Screened Person from any position for which the Screened Person’s compensation or the items or services furnished, ordered, or prescribed by the Screened Person are paid in whole or part, directly or indirectly, by Federal health care programs or otherwise with Federal funds at least until such time as the Screened Person is reinstated into participation in the Federal health care programs.

4. Pending Charges and Proposed Exclusions. If Amerigroup has actual notice that a Screened Person is charged with a criminal offense that falls within the ambit of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(1)-(3), or is proposed for exclusion during the Screened Person’s employment or contract term, Amerigroup shall take all appropriate actions to ensure that the responsibilities of that Screened Person have not and shall not adversely affect the quality of care rendered to any beneficiary, patient, or resident, or any claims submitted to any Federal health care program.

G. Notification of Government Investigation or Legal Proceedings.

Within 30 days after discovery, Amerigroup shall notify OIG, in writing, of any ongoing investigation or legal proceeding known to Amerigroup conducted or brought by a governmental entity or its agents involving an allegation that Amerigroup has committed a crime or has engaged in fraudulent activities. This notification shall include a description of the allegation, the identity of the investigating or prosecuting agency, andthe status of such investigation or legal proceeding. Amerigroup shall also provide written notice to OIG within 30 days after the resolution of the matter, and shall provide OIG with a description of the findings and/or results of the investigation or proceedings, if any.

H. Reporting.

1. Overpayments.

a. Definition of Overpayments. For purposes of this CIA, an “Overpayment” shall mean the amount of money Amerigroup has received in excess of the amount due and payable under any Federal health care program requirements.
b. Reporting of Overpayments. If, at any time, Amerigroup identifies or learns of any Overpayment, Amerigroup shall notify the payor within 30 days after identification of the Overpayment and take remedial steps within 60 days after identification (or such additional time as may be agreed to by the payor) to correct the problem, including preventing the underlying problem and the Overpayment from recurring. Also, within 30 days after identification of the Overpayment, Amerigroup shall repay the Overpayment to the appropriate payor to the extent such Overpayment has been quantified. If not yet quantified, within 30 days after identification, Amerigroup shall notify the payor of its efforts to quantify the Overpayment amount along with a schedule of when such work is expected to be completed. Notification and repayment to the payor shall be done in accordance with the payor’s policies. Notwithstanding the above, notification and repayment of any Overpayment amount that routinely is reconciled or adjusted pursuant to policies and procedures established by the payor should be handled in accordance with such policies and procedures.

2. Reportable Events.

a. Definition of Reportable Event. For purposes of this CIA, a “Reportable Event” means anything that involves:i. a substantial Overpayment;

ii.	a matter that a reasonable person would consider a probable violation of criminal, civil, or administrative laws applicable to any Federal health care program for which penalties or exclusion may be authorized; or

iii.	the filing of a bankruptcy petition by Amerigroup.

A Reportable Event may be the result of an isolated event or a series of occurrences.

b. Reporting of Reportable Events. If Amerigroup determines (after a reasonable opportunity to conduct an appropriate review or investigation of the allegations) through any means that there is a Reportable Event, Amerigroup shall notify OIG, in writing, within 30 days after making the determination that the Reportable Event exists. The report to OIG shall include the following information:

i. If the Reportable Event results in an Overpayment, the report to OIG shall be made at the same time as the notification to the payor required in Section III.H.1, and shall include:

(A) the payor’s name, address, and contact person to whom the Overpayment was sent; and
(B) the date of the check and identification number (or electronic transaction number) by which the Overpayment was repaid/refunded;

ii. a complete description of the Reportable Event, including the relevant facts, persons involved, and legal and Federal health care program authorities implicated;

iii.	a description of Amerigroup’s actions taken to correct the Reportable Event; and

iv.	any further steps Amerigroup plans to take to address the Reportable Event and prevent it from recurring.v. If the Reportable Event involves the filing of a bankruptcy petition, the report to the OIG shall include documentation of the filing and a description of any Federal health care program authorities implicated.

IV.	CHANGES TO BUSINESS UNITS OR LOCATIONS

A. Change or Closure of Unit or Location. In the event that, after the Effective Date, Amerigroup changes locations or closes a business unit or location doing business with any Federal health care programs, Amerigroup shall notify OIG of this fact as soon as possible, but no later than within 30 days after the date of change or closure of the location.

B. Purchase or Establishment of New Unit or Location. In the event that, after the Effective Date, Amerigroup purchases or establishes a new business unit or location doing business with any Federal health care programs, Amerigroup shall notify OIG at least 30 days prior to such purchase or at the time that Amerigroup notifies the state, if required, whichever is later. This notification shall include the address of the new business unit or location, phone number, fax number, any Federal health care program provider or identification numbers, the name and address of the Federal health care program contractor or Medicaid agency with which the new business unit or location does business, and the taxpayer identification number of each new business unit or location. Each new business unit or location and all Covered Persons at each new business unit or location shall be subject to the applicable requirements of this CIA.

C. Sale of Unit or Location. In the event that, after the Effective Date, Amerigroup proposes to sell any or all of its business units or locations, Amerigroup shall notify OIG of the proposed sale at least 30 days prior to the sale of such business unit or location or at the time that Amerigroup notifies the state, if required, whichever is later. This notification shall include a description of the business unit or location to be sold, a brief description of the terms of the sale, and the name and contact information of the prospective purchaser. This CIA shall be binding on the purchaser of such business unit or location, unless otherwise determined and agreed to in writing by the OIG. If Amerigroup becomes a privately held corporation during the term of this CIA, this CIA shall be binding on the purchaser of Amerigroup, unless otherwise determined and agreed to in writing by the OIG.V. IMPLEMENTATION AND ANNUAL REPORTS

A. Implementation Report. Within 120 days after the Effective Date, Amerigroup shall submit a written report to OIG summarizing the status of its implementation of the requirements of this CIA (Implementation Report). The Implementation Report shall, at a minimum, include:

1. the name, address, phone number, and position description of the Corporate Compliance Officer, Plan Compliance Officers, and BRO required by Section III.A, and a summary of other noncompliance job responsibilities the Corporate Compliance Officer, BRO, and Plan Compliance Officers may have;

2. the names and positions of the members of the Corporate Compliance Committee and Board Committee required by Section III.A;

3. a copy of Amerigroup’s Code of Conduct required by Section III.B.1;

4. a copy of all Policies and Procedures required by Section III.B.2;

5. the number of individuals required to complete the Code of Conduct certification required by Section III.B.1, the percentage of individuals who have completed such certification, and an explanation of any exceptions (the documentation supporting this information shall be available to OIG, upon request);

6. the following information regarding each type of training required by Section III.C:

a. a description of such training, including a summary of the topics covered, the length of sessions, and a schedule of training sessions;
b. the number of individuals required to be trained, percentage of individuals actually trained, and an explanation of any exceptions.

A copy of all training materials and the documentation supporting this information shall be available to OIG, upon request.

7. a description of the Disclosure Program required by Section III.E;8. the following information regarding the IRO(s): (a) identity, address, and phone number; (b) a copy of the engagement letter; and (c) a summary and description of any and all current and prior engagements and agreements between Amerigroup and the IRO;

9. a certification from the IRO regarding its professional independence and objectivity with respect to Amerigroup;

10. the following information regarding the Compliance Expert required by Section III.A.4: (a) identity, address, and phone number; (b) a copy of the engagement letter; and (c) a summary and description of any and all current and prior engagements and agreements between Amerigroup and/or its Board of Directors and the Compliance Expert;

11. a certification from the Compliance Expert regarding its professional independence and objectivity with respect to Amerigroup and its Board of Directors;

12. a description of the process by which Amerigroup fulfills the requirements of Section III.F regarding Ineligible Persons;

13. the name, title, and responsibilities of any person who is determined to be an Ineligible Person under Section III.F; the actions taken in response to the screening and removal obligations set forth in Section III.F; and the actions taken to identify, quantify, and repay any overpayments to Federal health care programs relating to items or services furnished, ordered or prescribed by an Ineligible Person;

14. a list of all of Amerigroup’s business office locations (including physical locations and mailing addresses); the corresponding name under which each location is doing business; the corresponding phone numbers and fax numbers; each location’s tax identification number(s); and the name and address of each Federal health care contractor and Medicaid agency with which Amerigroup currently does business;

15. a description of Amerigroup’s corporate structure, including identification of any parent and sister companies, subsidiaries, and their respective lines of business; and

16. the certifications required by Section V.C.B. Annual Reports. Amerigroup shall submit to OIG annually a report with respect to the status of, and findings regarding, Amerigroup’s compliance activities for each of the five Reporting Periods (Annual Report).

Each Annual Report shall include, at a minimum:

1. any change in the identity, position description, or other noncompliance job responsibilities of the Corporate Compliance Officer, Plan Compliance Officers, or BRO, and any change in the membership of the Corporate Compliance Committee or the Board Committee described in Section III.A;

2. a summary of any significant changes or amendments to the Policies and Procedures required by Section III.B and the reasons for such changes;

3. the number of individuals required to complete the Code of Conduct certification required by Section III.B.1, the percentage of individuals who have completed such certification, and an explanation of any exceptions (the documentation supporting this information shall be available to OIG, upon request);

4. the following information regarding each type of training required by Section III.C:

a. a description of such training, including a summary of the topics covered, the length of sessions, and a schedule of training sessions;
b. the number of individuals required to be trained, percentage of individuals actually trained, and an explanation of any exceptions.

A copy of all training materials and the documentation supporting this information shall be available to OIG, upon request.

5. a complete copy of all reports prepared pursuant to Section III.D, along with a copy of the IRO’s engagement letter;

6. Amerigroup’s response and corrective action plan(s) related to any issues raised by the reports prepared pursuant to Section III.D;7. a summary and description of any and all current and prior engagements and agreements between Amerigroup and the IRO, if different from what was submitted as part of the Implementation Report;

8. a certification from the IRO regarding its professional independence and objectivity with respect to Amerigroup;

9. a complete copy of all reports and resolutions prepared pursuant to Section III.A.4; a copy of the Compliance Expert’s engagement letter; a certification from the Compliance Expert regarding its independence and objectivity with respect to Amerigroup and the Amerigroup Board of Directors; and a summary and description of any and all current and prior engagements and agreements between Amerigroup and/or its Board of Directors and the Compliance Expert, if different from what was submitted as part of the Implementation Report;

10. a summary of Reportable Events (as defined in Section III.H) identified during the Reporting Period and the status of any corrective and preventative action relating to all such Reportable Events;

11. a summary of the disclosures in the disclosure log required by Section III.E that relate to Federal health care programs;

12. a summary of any complaints from beneficiaries or allegations of beneficiary discrimination in the disclosure log required by Section III.E or as reported to the BRO required by Section III.A;

13. copies of all publications made by Amerigroup affirming its commitment not to discriminate against Medicare and Medicaid beneficiaries on the basis of health status as required by Section III.A;

14. any changes to the process by which Amerigroup fulfills the requirements of Section III.F regarding Ineligible Persons;

15. the name, title, and responsibilities of any person who is determined to be an Ineligible Person under Section III.F; the actions taken by Amerigroup in response to the screening and removal obligations set forth in Section III.F; and the actions taken to identify, quantify, and repay any overpayments to Federal health care programs relating to items or services furnished, ordered or prescribed by an Ineligible Person;16. a summary describing any ongoing investigation or legal proceeding required to have been reported pursuant to Section III.G. The summary shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding;

17. a description of all changes to the most recently provided list of Amerigroup’s locations (including addresses) as required by Section V.A.12; the corresponding name under which each location is doing business; the corresponding phone numbers and fax numbers; each location’s tax identification number; and the name and address of each Federal health care program contractor or Medicaid agency with which Amerigroup currently does business; and

18. the certifications required by Section V.C.

The first Annual Report shall be received by OIG no later than 60 days after the end of the first Reporting Period. Subsequent Annual Reports shall be received by OIG no later than the anniversary date of the due date of the first Annual Report.
C. Certifications. The Implementation Report and Annual Reports shall include a certification by the Corporate Compliance Officer that:
1. to the best of his or her knowledge, except as otherwise described in the applicable report, Amerigroup is in compliance with all of the requirements of this CIA;
2. he or she has reviewed the Report and has made reasonable inquiry regarding its content and believes that the information in the Report is accurate and truthful; and
3. to the best of his or her knowledge, Amerigroup has complied with its obligations under the Settlement Agreement: (a) not to resubmit to any Federal health care program payors any previously denied claims related to the Covered Conduct addressed in the Settlement Agreement, and not to appeal any such denials of claims; (b) not to charge to or otherwise seek payment from federal or state payors for unallowable costs (as defined in the Settlement Agreement); and (c) to identify and adjust any past charges or claims for unallowable costs.D. Designation of Information. Amerigroup shall clearly identify any portions of its submissions that it believes are trade secrets, or information that is commercial or financial and privileged or confidential, and therefore potentially exempt from disclosure under the Freedom of Information Act (FOIA), 5 U.S.C. § 552. Amerigroup shall refrain from identifying any information as exempt from disclosure if that information does not meet the criteria for exemption from disclosure under FOIA.
VI. NOTIFICATIONS AND SUBMISSION OF REPORTS
Unless otherwise stated in writing after the Effective Date, all notifications and reports required under this CIA shall be submitted to the following entities:

OIG:

Administrative and Civil Remedies Branch

Office of Counsel to the Inspector General

Office of Inspector General

U.S. Department of Health and Human Services
Cohen Building, Room 5527
330 Independence Avenue, S.W.
Washington, DC 20201
Telephone: 202.619.2078
Facsimile: 202.205.0604

Amerigroup:
Chief Compliance Officer
AMERIGROUP Corporation
4425 Corporation Lane
Virginia Beach, VA 23462
Telephone: 757-490-6900
Facsimile: 757-456-0783

Unless otherwise specified, all notifications and reports required by this CIA may be made by certified mail, overnight mail, hand delivery, or other means, provided that there is proof that such notification was received. For purposes of this requirement, internal facsimile confirmation sheets do not constitute proof of receipt. Upon request by OIG, Amerigroup may be required to provide OIG with an electronic copy of each notificationor report required by this CIA in searchable portable document format (pdf), either instead of or in addition to, a paper copy.
VII. OIG INSPECTION, AUDIT, AND REVIEW RIGHTS
In addition to any other rights OIG may have by statute, regulation, or contract, OIG or its duly authorized representative(s) may examine or request copies of Amerigroup’s books, records, and other documents and supporting materials and/or conduct on-site reviews of any of Amerigroup’s locations for the purpose of verifying and evaluating: (a) Amerigroup’s compliance with the terms of this CIA; and (b) Amerigroup’s compliance with the requirements of the Federal health care programs in which it participates. The documentation described above shall be made available by Amerigroup to OIG or its duly authorized representative(s) at all reasonable times for inspection, audit, or reproduction. Furthermore, for purposes of this provision, OIG or its duly authorized representative(s) may interview any of Amerigroup’s employees, contractors, or agents who consent to be interviewed at the individual’s place of business during normal business hours or at such other place and time as may be mutually agreed upon between the individual and OIG. Amerigroup shall assist OIG or its duly authorized representative(s) in contacting and arranging interviews with such individuals upon OIG’s request. Amerigroup’s employees may elect to be interviewed with or without a representative of Amerigroup present.
VIII. DOCUMENT AND RECORD RETENTION
Amerigroup shall maintain for inspection all documents and records relating to payment from the Federal health care programs, or to compliance with this CIA, for six years (or longer if otherwise required by law) from the Effective Date.
IX. DISCLOSURES
Consistent with HHS’s FOIA procedures, set forth in 45 C.F.R. Part 5, OIG shall make a reasonable effort to notify Amerigroup prior to any release by OIG of information submitted by Amerigroup pursuant to its obligations under this CIA and identified upon submission by Amerigroup as trade secrets, or information that is commercial or financial and privileged or confidential, under the FOIA rules. With respect to such releases, Amerigroup shall have the rights set forth at 45 C.F.R. § 5.65(d).X. BREACH AND DEFAULT PROVISIONS
Amerigroup is expected to fully and timely comply with all of its CIA obligations.
A. Stipulated Penalties for Failure to Comply with Certain Obligations. As a contractual remedy, Amerigroup and OIG hereby agree that failure to comply with certain obligations as set forth in this CIA may lead to the imposition of the following monetary penalties (hereinafter referred to as “Stipulated Penalties”) in accordance with the following provisions.
1. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Amerigroup fails to establish and implement any of the following obligations as described in Section III:

a. the Corporate Compliance Officer, Plan Compliance Officers, or BRO;
b. the Compliance Committee, Plan Compliance Committees, or Board Committee;
c. a written Code of Conduct;
d. written Policies and Procedures;
e. the training of Covered Persons;
f. a Disclosure Program;

g. Ineligible Persons screening and removal requirements; and

h. notification of Government investigations or legal proceedings.

2. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Amerigroup fails to engage an IRO or Compliance Expert as required in Sections III.A, III.D, and Appendix A.

3. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Amerigroup fails to submit theImplementation Report or any Annual Reports to OIG in accordance with the requirements of Section V by the deadlines for submission.

4. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Amerigroup fails to submit the annual Compliance Program Review Report, Marketing Review Report, or Enrollment Initiative Review Report in accordance with the requirements of Sections III.A, III.D, and Appendix B.

5. A Stipulated Penalty of $1,500 for each day Amerigroup fails to grant access as required in Section VII. (This Stipulated Penalty shall begin to accrue on the date Amerigroup fails to grant access.)

6. A Stipulated Penalty of $50,000 for each false certification submitted by or on behalf of Amerigroup as part of its Implementation Report, Annual Report, additional documentation to a report (as requested by the OIG), or otherwise required by this CIA.

7. A Stipulated Penalty of $1,000 for each day Amerigroup fails to comply fully and adequately with any obligation of this CIA. OIG shall provide notice to Amerigroup stating the specific grounds for its determination that Amerigroup has failed to comply fully and adequately with the CIA obligation(s) at issue and steps Amerigroup shall take to comply with the CIA. (This Stipulated Penalty shall begin to accrue 10 days after Amerigroup receives this notice from OIG of the failure to comply.) A Stipulated Penalty as described in this Subsection shall not be demanded for any violation for which OIG has sought a Stipulated Penalty under Subsections 1-6 of this Section.

B. Timely Written Requests for Extensions. Amerigroup may, in advance of the due date, submit a timely written request for an extension of time to perform any act or file any notification or report required by this CIA. Notwithstanding any other provision in this Section, if OIG grants the timely written request with respect to an act, notification, or report, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until one day after Amerigroup fails to meet the revised deadline set by OIG. Notwithstanding any other provision in this Section, if OIG denies such a timely written request, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until three business days after Amerigroup receives OIG’s written denial of such request or the original due date, whichever is later. A “timely written request” is defined as a request inwriting received by OIG at least five business days prior to the date by which any act is due to be performed or any notification or report is due to be filed.

C. Payment of Stipulated Penalties.

1. Demand Letter. Upon a finding that Amerigroup has failed to comply with any of the obligations described in Section X.A and after determining that Stipulated Penalties are appropriate, OIG shall notify Amerigroup of: (a) Amerigroup’s failure to comply; and (b) OIG’s exercise of its contractual right to demand payment of the Stipulated Penalties (this notification is referred to as the “Demand Letter”).

2. Response to Demand Letter. Within 10 days after the receipt of the Demand Letter, Amerigroup shall either: (a) cure the breach to OIG’s satisfaction and pay the applicable Stipulated Penalties or (b) request a hearing before an HHS administrative law judge (ALJ) to dispute OIG’s determination of noncompliance, pursuant to the agreed upon provisions set forth below in Section X.E. In the event Amerigroup elects to request an ALJ hearing, the Stipulated Penalties shall continue to accrue until Amerigroup cures, to OIG’s satisfaction, the alleged breach in dispute. Failure to respond to the Demand Letter in one of these two manners within the allowed time period shall be considered a material breach of this CIA and shall be grounds for exclusion under Section X.D.

3. Form of Payment. Payment of the Stipulated Penalties shall be made by wire transfer pursuant to instructions given by OIG.

4. Independence from Material Breach Determination. Except as set forth in Section X.D.1.c, these provisions for payment of Stipulated Penalties shall not affect or otherwise set a standard for OIG’s decision that Amerigroup has materially breached this CIA, which decision shall be made at OIG’s discretion and shall be governed by the provisions in Section X.D, below.

D. Exclusion for Material Breach of this CIA.

1. Definition of Material Breach. A material breach of this CIA means:

a. a failure by Amerigroup to report a Reportable Event, take corrective action, and make the appropriate refunds, as required in Section III.H; b. a repeated or flagrant violation of the obligations under this CIA, including, but not limited to, the obligations addressed in Section X.A;
c. a failure to respond to a Demand Letter concerning the payment of Stipulated Penalties in accordance with Section X.C; or
d. a failure to engage and use an IRO in accordance with Section III.D or a Compliance Expert in accordance with Section III.A.

2. Notice of Material Breach and Intent to Exclude. The parties agree that a material breach of this CIA by Amerigroup constitutes an independent basis for Amerigroup’s exclusion from participation in the Federal health care programs. Upon a determination by OIG that Amerigroup has materially breached this CIA and that exclusion is the appropriate remedy, OIG shall notify Amerigroup of: (a) Amerigroup’s material breach; and (b) OIG’s intent to exercise its contractual right to impose exclusion (this notification is hereinafter referred to as the “Notice of Material Breach and Intent to Exclude”).

3. Opportunity to Cure. Amerigroup shall have 30 days from the date of receipt of the Notice of Material Breach and Intent to Exclude to demonstrate to OIG’s satisfaction that:

a. Amerigroup is in compliance with the obligations of the CIA cited by OIG as being the basis for the material breach;

b. the alleged material breach has been cured; or

c. the alleged material breach cannot be cured within the 30-day period, but that: (i) Amerigroup has begun to take action to cure the material breach; (ii) Amerigroup is pursuing such action with due diligence; and (iii) Amerigroup has provided to OIG a reasonable timetable for curing the material breach.

4. Exclusion Letter. If, at the conclusion of the 30-day period, Amerigroup fails to satisfy the requirements of Section X.D.3, OIG may exclude Amerigroup from participation in the Federal health care programs. OIG shall notify Amerigroup in writingof its determination to exclude Amerigroup (this letter shall be referred to hereinafter as the “Exclusion Letter”). Subject to the Dispute Resolution provisions in Section X.E, below, the exclusion shall go into effect 30 days after the date of Amerigroup’s receipt of the Exclusion Letter. The exclusion shall have national effect and shall also apply to all other Federal procurement and nonprocurement programs. Reinstatement to program participation is not automatic. After the end of the period of exclusion, Amerigroup may apply for reinstatement by submitting a written request for reinstatement in accordance with the provisions at 42 C.F.R. §§ 1001.3001-.3004.

E. Dispute Resolution

1. Review Rights. Upon OIG’s delivery to Amerigroup of its Demand Letter or of its Exclusion Letter, and as an agreed-upon contractual remedy for the resolution of disputes arising under this CIA, Amerigroup shall be afforded certain review rights comparable to the ones that are provided in 42 U.S.C. § 1320a-7(f) and 42 C.F.R. Part 1005 as if they applied to the Stipulated Penalties or exclusion sought pursuant to this CIA. Specifically, OIG’s determination to demand payment of Stipulated Penalties or to seek exclusion shall be subject to review by an HHS ALJ and, in the event of an appeal, the HHS Departmental Appeals Board (DAB), in a manner consistent with the provisions in 42 C.F.R. § 1005.2-1005.21. Notwithstanding the language in 42 C.F.R. § 1005.2(c), the request for a hearing involving Stipulated Penalties shall be made within 10 days after receipt of the Demand Letter and the request for a hearing involving exclusion shall be made within 25 days after receipt of the Exclusion Letter.

2. Stipulated Penalties Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for Stipulated Penalties under this CIA shall be: (a) whether Amerigroup was in full and timely compliance with the obligations of this CIA for which OIG demands payment; and (b) the period of noncompliance. Amerigroup shall have the burden of proving its full and timely compliance and the steps taken to cure the noncompliance, if any. OIG shall not have the right to appeal to the DAB an adverse ALJ decision related to Stipulated Penalties. If the ALJ agrees with OIG with regard to a finding of a breach of this CIA and orders Amerigroup to pay Stipulated Penalties, such Stipulated Penalties shall become due and payable 20 days after the ALJ issues such a decision unless Amerigroup requests review of the ALJ decision by the DAB. If the ALJ decision is properly appealed to the DAB and the DAB upholds the determination of OIG, the Stipulated Penalties shall become due and payable 20 days after the DAB issues its decision.3. Exclusion Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for exclusion based on a material breach of this CIA shall be:

a. whether Amerigroup was in material breach of this CIA;
b. whether such breach was continuing on the date of the Exclusion Letter; and
c. whether the alleged material breach could not have been cured within the 30-day period, but that: (i) Amerigroup had begun to take action to cure the material breach within that period; (ii) Amerigroup has pursued and is pursuing such action with due diligence; and (iii) Amerigroup provided to OIG within that period a reasonable timetable for curing the material breach and Amerigroup has followed the timetable.

For purposes of the exclusion herein, exclusion shall take effect only after an ALJ decision favorable to OIG, or, if the ALJ rules for Amerigroup, only after a DAB decision in favor of OIG. Amerigroup’s election of its contractual right to appeal to the DAB shall not abrogate OIG’s authority to exclude Amerigroup upon the issuance of an ALJ’s decision in favor of OIG. If the ALJ sustains the determination of OIG and determines that exclusion is authorized, such exclusion shall take effect 20 days after the ALJ issues such a decision, notwithstanding that Amerigroup may request review of the ALJ decision by the DAB. If the DAB finds in favor of OIG after an ALJ decision adverse to OIG, the exclusion shall take effect 20 days after the DAB decision. Amerigroup shall waive its right to any notice of such an exclusion if a decision upholding the exclusion is rendered by the ALJ or DAB. If the DAB finds in favor of Amerigroup, Amerigroup shall be reinstated effective on the date of the original exclusion.

4. Finality of Decision. The review by an ALJ or DAB provided for above shall not be considered to be an appeal right arising under any statutes or regulations. Consequently, the parties to this CIA agree that the DAB’s decision (or the ALJ’s decision if not appealed) shall be considered final for all purposes under this CIA.XI. EFFECTIVE AND BINDING AGREEMENT

Amerigroup and OIG agree as follows:

A. This CIA shall be binding on the successors, assigns, and transferees of Amerigroup;

B. This CIA shall become final and binding on the date the final signature is obtained on the CIA;

C. This CIA constitutes the complete agreement between the parties and may not be amended except by written consent of the parties to this CIA;

D. OIG may agree to a suspension of Amerigroup’s obligations under the CIA in the event of Amerigroup’s cessation of participation in Federal health care programs. If Amerigroup withdraws from participation in Federal health care programs and is relieved of its CIA obligations by OIG, Amerigroup shall notify OIG at least 30 days in advance of Amerigroup’s intent to reapply as a participating provider with any Federal health care program. Upon receipt of such notification, OIG shall evaluate whether the CIA should be reactivated or modified.

E. The undersigned Amerigroup signatories represent and warrant that they are authorized to execute this CIA. The undersigned OIG signatory represents that he is signing this CIA in his official capacity and that he is authorized to execute this CIA.

F. This CIA may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same CIA. Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this CIA.

ON BEHALF OF AMERIGROUP
STANLEY F. BALDWIN DATE
Executive Vice President, General Counsel,
and Secretary
AMERIGROUP Corporation
ALAN E. REIDER DATE
Counsel for AmerigroupON BEHALF OF THE OFFICE OF INSPECTOR GENERAL

OF THE DEPARTMENT OF HEALTH AND HUMAN SERVICES

GREGORY E. DEMSKE DATE
Assistant Inspector General for Legal Affairs
Office of Inspector General
U. S. Department of Health and Human Services